Exhibit 5.1

September 13, 2022

Akoustis Technologies, Inc.

Akoustis, Inc.

9805 Northcross Center Court, Suite A

Huntersville, NC 28078

Ladies and Gentlemen:

We have acted as special counsel to Akoustis Technologies, Inc., a Delaware corporation (the “Company”), and Akoustis, Inc., a Delaware corporation (the “Guarantor”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register:

a)	the resale by certain selling security holders listed in the Registration Statement under the heading “Selling Security Holders”(the “Selling Security Holders”) of up to $44,000,000 aggregate principal amount of the Company’s 6.0% Convertible Senior Notes due 2027 (the “Notes”), including the guarantee of the Notes contained in Article 14 of the Indenture (as defined below) made by the Guarantor (the Note Guarantee”; and together with the Notes, the “Securities”); and

b)	the resale by the Selling Security Holders of up to an aggregate of (i) 9,341,825 shares of the Company’s $0.001 par value common stock (“Common Stock”) issuable upon conversion of the Notes and (ii) 3,758,175 shares of Common Stock issuable as payment of accrued interest on the Notes, as make-whole payments in connection with certain conversions of the Notes, and as payments made in connection with certain qualifying fundamental changes of the Company (such shares of Common Stock in clauses (i) and (ii) are referred to as the “Convertible Note Shares”).

The Securities were sold pursuant to that certain Purchase Agreement, dated as of June 7, 2022, by and among the Company, the Guarantor and the several purchasers named therein (the “Purchase Agreement”), and issued pursuant to that certain indenture (the “Indenture”) dated June 9, 2022 by and among the Company, the Guarantor and the Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Akoustis Technologies, Inc.

Akoustis, Inc.

September 13, 2022

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Company has requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation, as amended through the date hereof; (iii) the Company’s Amended and Restated Bylaws; (iii) the Guarantor’s Certificate of Incorporation, as amended through the date hereof; (iv) the Guarantor’s Bylaws; (v) the Purchase Agreement; (vi) the Indenture (including the Note Guarantee); (vii) the Notes (as represented by a global note deposited with the Depository Trust Company); and (viii) the corporate actions of the Company’s and the Guarantor’s boards of directors that approve the Purchase Agreement, the Indenture and the issuance of the Securities and the Convertible Note Shares (the “Authorizing Resolutions”). We have also made such other examination of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied upon a certificate of an officer of the Company.

For the purposes of this opinion letter, we have made assumptions that are customary in opinion letters of this kind, including without limitation: (i) that each document submitted to us is accurate and complete; (ii) that each such document that is an original is authentic, and each such document that is a specimen or a copy conforms to an authentic original; (iii) the conformity to the original or final versions of the documents submitted to us as copies or drafts and that all signatures on each such document are genuine; (iv) the legal capacity of all natural persons; (v) each of the Purchase Agreement and the Indenture constitutes a legal, valid, and binding obligation of each party (other than the Company) thereto, enforceable against each such party in accordance with its terms; (vi) that there are no documents or agreements by or among any of the parties to the Purchase Agreement or the Indenture, other than those referenced in this opinion letter, that could affect any of the opinions expressed herein and no undisclosed modifications, waivers or amendments (whether written or oral) to any of the documents reviewed by us in connection with this opinion letter; and (vii) that you have complied with all state and federal statutes, rules and regulations applicable to you relating to the transactions set forth in the Purchase Agreement. We have not verified any of those assumptions.

In rendering our opinions below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of its Common Stock upon any issuance of Convertible Note Shares, (ii) the Authorizing Resolutions have not been, and will not be, revoked, modified or amended, (iii) the issuance of the Convertible Note Shares will be noted in the Company’s stock ledger; (iv) at the time of the effectiveness of the Authorizing Resolutions, the Note Guarantee was necessary or convenient to the conduct, promotion or attainment of the business of the Guarantor or the Company; and (v) none of the Selling Security Holders is, or has been during the past three years, an “interested stockholder” of the Company within the meaning of Subsection 203(b)(5) of the General Corporation Law of the State of Delaware, 8 Del. C. § 101 et seq. (the “DGCL”). We have not verified any of those assumptions.

Akoustis Technologies, Inc.

Akoustis, Inc.

September 13, 2022

Our opinions set forth below are limited to the DGCL and reported judicial decisions interpreting the DGCL, and, as to the Notes and the Note Guarantee constituting binding obligations of the Company and the Guarantor, respectively, the laws of the State of New York.

Based upon and subject to foregoing, it is our opinion that:

1.	The issuance of the Notes has been duly authorized by the Company, and the Notes are binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	The issuance of the Note Guarantee has been duly authorized by the Guarantor, and the Note Guarantee is a binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

3.	The issuance of the Convertible Note Shares has been duly authorized and, when issued and delivered in accordance with the Indenture and the Notes, the Convertible Note Shares will be validly issued, fully paid and non-assessable.

All of our opinions are subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally; (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy; (iii) concepts of materiality, reasonableness, good faith and fair dealing; and (iv) public policy against indemnification for violations of securities laws or for losses caused by the indemnified person’s gross negligence or willful misconduct.

We express no opinion with respect to any provision of the Securities that purports to: (a) waive equitable rights, remedies, or defenses; (b) authorize a party to act in its sole discretion or provide that determination by a party is conclusive; (c) require notices, waivers, amendments, modifications or supplements to be made only in writing; (d) effect waivers of statutory or equitable rights or the effect of applicable laws; (e) waive or modify any party’s diligence obligations; (f) impose liquidated damages to the extent constituting a penalty; (g) relieve any party of the consequences of its own unlawful, willful or negligent acts or omissions; (h) grant indemnity or a right of contribution to the extent violating applicable public policy; (i) create rights of setoff or subrogation; (j) impose an increased interest rate, interest on interest, late charge, or any additional obligation or burden upon the occurrence of a default of any obligation thereunder to the extent constituting a penalty; (k) limit or preclude the liability of any party for consequential, special, punitive or indirect damages; (l) permit the declaration of a default for an immaterial breach of provisions thereof; (m) waive the right to trial by jury; (n) designate the jurisdiction, forum or venue for resolution of any cause of action or dispute or the method of service of process; (o) require enforcement of one or more provisions thereof notwithstanding that one or more other provisions thereof may be unenforceable; (p) provide that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (q) establish evidentiary standards by which it is to be construed; (r) permit the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (s) bind persons that are not party thereto; or (t) grant a power of attorney or proxy.

Akoustis Technologies, Inc.

Akoustis, Inc.

September 13, 2022

We also express no opinion as to (i) whether a federal court of the United States outside of the State of New York, a state court outside the State of New York, or a foreign court would give effect to the choice of New York law provided for in the Indenture and the Securities; (ii) whether a federal court of the United States outside the State of New York, or a state court outside the State of New York, would have personal jurisdiction over any party; or (iii) whether a federal court of the United States would have subject matter jurisdiction over any action brought against any party.

Our opinions as to enforceability in numbered paragraphs 1 and 2 above are based on Section 5-1401 of the New York General Obligations Law (“GOL 5-1401”). GOL 5-1401 provides, in pertinent part, that “the parties to any contract . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.” Although the New York Court of Appeals has upheld the application of that statute in IRB-Brasil Resseguros, S.A. v. Inepur Invs., S. A., 82 N.E.2d 609 (N.Y. 2012), we note that legal commentators have questioned the validity thereof under the Constitution of the United States, and we express no opinion as to the constitutionality of such law. We draw your attention to the fact that at least one federal court has, notwithstanding the terms of GOL 5-1401, in dictum noted possible constitutional limitations upon GOL 5-1401, in both domestic and international transactions. See e.g., Lehman Brothers Commercial Corp. v. Minmetals Non-Ferrous Metals Trading Co., No. 94 Civ. 8301, 2000 WL 1702039 S.D.N.Y. Nov. 13, 2000.

With respect to the opinion set forth in numbered paragraph 2, we note that the Note Guarantee purports to waive certain rights and defenses that the Guarantor might otherwise have with respect to, among other things, (a) the validity, regularity or enforceability of the Notes or the Indenture; (b) the absence of any action to enforce the same, any waiver or consent by any holder of the Notes; (c) the recovery of any judgment against the Company; (d) any action to enforce the same; or (e) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor. Although we believe that the provisions of the Note Guarantee are generally enforceable (subject to the limitations and qualifications set forth in this opinion letter), we advise you that certain waivers and other provisions may be further limited or rendered unenforceable by applicable law but that, in our opinion, such law does not render the Note Guarantee invalid as a whole or preclude the judicial enforcement of the Note Guarantee upon a material default by the Guarantor thereunder.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise of any subsequent changes in the facts stated or assumed herein or any subsequent changes in law.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP